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                    Exhibit 99 to Lamar Capital Corporation Form 8-K

                                LAMAR CAPITAL CORPORATION

FOR IMMEDIATE RELEASE       FOR MORE INFORMATION
---------------------       --------------------
August 23, 2000             Kenneth M. Lott, President & Chief Operating Officer
                            (601) 794-1130, Email:  kmlott@lamarbank.com
                                                    --------------------
                            Donna T. Rutland, Chief Financial Officer
                            (601) 794-1126, Email:  drutland@lamarbank.com
                                                    ----------------------
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                   LAMAR CAPITAL CORPORATION ANNOUNCES STOCK REPURCHASE PROGRAM
                                  AND DECLARES QUARTERLY DIVIDEND

     PURVIS, MS (August 23, 2000) - Lamar Capital Corporation (Nasdaq:LCCO) today announced that its Board of Directors has authorized a stock repurchase program allowing the Company to repurchase up to 2.5% of its outstanding common stock. The Company also declared a quarterly cash dividend of $0.05 per common share, or $0.20 per share on an annualized basis, payable on October 13, 2000, to shareholders of record on September 29, 2000.

     The shares would be purchased from time to time in the open market at prevailing market prices, or in privately negotiated transactions. The repurchase program is expected to be completed within the next 12 months. Shares purchased under this program will be held for general corporate purposes as determined by the Company's Board of Directors. As of June 30, 2000, the Company had 4.3 million common shares outstanding and a book value per share of $7.86.

     Commenting on the announcement, Kenneth M. Lott, President and Chief Operating Officer of Lamar Capital Corporation, said, "Due to current market conditions and weakening loan demand, the Board of Directors considers the Stock Repurchase Program an appropriate action."

     Lamar Capital Corporation is a bank holding company headquartered in Purvis, Mississippi, with assets of over $406 million at June 30, 2000, and locations in six southeastern Mississippi counties. Through its subsidiaries, the Company offers a broad line of banking and financial
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products and services with the personalized focus of a community banking organization. The subsidiaries are Lamar Bank, a state chartered commercial bank with nine offices; Southern Financial Services, Inc., a consumer finance company with seven offices; and Lamar Data Solutions, Inc., a company providing data processing, disaster recovery, and other
professional   consulting  services to community  banks.  Lamar Bank also provides stock and other securities trading services through an arrangement with Raymond James Financial Services, Inc.

     Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Lamar Capital Corporation's operating results, performance or financial condition are competition and the demand for Lamar Capital's products and services, our ability to expand into new markets, and numerous other factors as set forth in filings with the Securities and Exchange Commission.

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